Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 940-2500

Contact: Michael Polzin
(847) 914-2925

March 27, 2006
FOR IMMEDIATE RELEASE                                INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS RECORD SECOND QUARTER 2006 EARNINGS
OF 51 CENTS PER SHARE, INCLUDING EXPENSING OF STOCK OPTIONS

•	Strong holiday seasons contribute to solid front-end sales
•	Weak flu season impacts pharmacy business

DEERFIELD, Ill. - Walgreen Co. (NYSE, NASDAQ: WAG) today announced record fiscal year 2006 second quarter and first half sales and earnings, including the effects of expensing stock options.

Net earnings for the quarter ended Feb. 28 were up 6.6 percent to $523.5 million or 51 cents per share (diluted), from $490.9 million or 48 cents per share (diluted) in the same quarter a year ago. This year’s second quarter earnings were reduced by $27.4 million pre-tax for employee stock option program expenses, as required by accounting regulations. Last year, these options weren’t expensed. Also, last year’s quarter includes a pre-tax gain of $4.7 million from litigation settlements.

First half net earnings climbed 6.1 percent to $869.1 million or 85 cents per share (diluted) versus last year’s $819.5 million or 80 cents per share (diluted). This year’s first half earnings were reduced by $63.6 million pre-tax for employee stock option program expenses. Last year’s first half includes a pre-tax gain of $19.7 million from litigation settlements.

Sales increased 10.7 percent to a record $12.2 billion for the second quarter and 10.5 percent to $23.1 billion for the first half. Total sales in comparable stores (those open more than a year) were up 6.5 percent in the quarter.

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Prescription sales, which accounted for 61.5 percent of sales in the quarter, climbed 11.1 percent. Prescription sales in comparable stores rose 7.4 percent in the quarter, while the number of prescriptions filled in comparable stores increased 3.5 percent. Third party plans now account for 92.6 percent of all prescription sales.

        "Pharmacy drives our business, and while this quarter saw the impact of a much milder flu season than a year ago, we continue to increase pharmacy market share and our prescription growth continues to outpace the industry," said Chairman and CEO Dave Bernauer. Walgreens recorded an increase of 6.3 percent in the quarter in retail prescriptions filled, compared to the retail industry (which excludes mail service pharmacies) increase of 2.1 percent for the same period, according to IMS Health, Inc.

"At the same time, we saw solid sales increases in the front-end of the store, especially during the Christmas and Valentine’s Day seasons," said Bernauer.

Gross profit margins decreased 5 basis points versus the year-ago quarter to 28.44 as a percent to sales. Pharmacy margins were impacted in part by increases in the company’s prescription mail service and the new Medicare prescription benefit, both of which have lower profit margins. Those factors were partially offset by more use of higher margin generic drugs.

Selling, occupancy and administration expenses increased 26 basis points in the quarter to 21.69 as a percent to sales. The increase resulted from the company expensing employee stock options this quarter, and higher store expenses and salaries associated in part with the startup of the Medicare prescription benefit. Also impacting the SO&A ratio were lower-priced generic drugs that slowed the company’s sales line. Partially offsetting those factors was lower costs associated with the conversion from analog to digital store photo labs.

These digital labs allow Walgreens customers to upload their digital photos from home to Walgreens.com and order prints for pickup in one hour at virtually any of Walgreens more than 5,100 drugstores nationwide.

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"This is an especially convenient service for grandparents who don’t live near their grandchildren," said President Jeff Rein. "Birthday party photos can be uploaded from the child’s home in Chicago and picked up by the grandparents in Florida at a nearby Walgreens before the candles are blown out."

During the quarter, Walgreens also announced:

•	Plans to build a new distribution center in Windsor, Conn., with an opening scheduled in calendar 2008. Walgreens goal is to hire disabled people for one-third of the center’s initial 200 jobs.
•	An agreement to install solar electric systems in more than 100 stores and two distribution centers - the largest solar project ever undertaken in the country.
•	A new pharmacy service making it possible for patients at Walgreens pharmacy counters who speak limited English to receive a telephone consultation with a pharmacist in their native language.

      Walgreens opened or acquired 222 new stores in the first half of fiscal 2006, compared to 180 in the comparable period a year ago, with a net gain of 171 stores after relocations and closings. "We’re on track to open about 475 new drugstores this year, with a net increase of about 390," said Rein.

At Feb. 28, Walgreens operated 5,156 stores in 45 states and Puerto Rico. Walgreens plans to operate more than 7,000 stores in 2010.

For additional information on the quarter’s results, investors can listen to a recorded Webcast discussion on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions Except Per Share Data)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2006	2005	2006	2005

Net sales	$ 12,163.1	$ 10,987.0	$ 23,063.5	$ 20,876.1

Costs and Deductions:
Cost of sales	8,703.8	7,856.4	16,601.7	15,037.6
Selling, occupancy and administration	2,638.4	2,355.0	5,099.1	4,556.8
	11,342.2	10,211.4	21,700.8	19,594.4
Other Income:
Interest income	10.0	6.7	16.8	11.8

Earnings before income tax provision	830.9	782.3	1,379.5	1,293.5
Income tax provision	307.4	291.4	510.4	474.0
Net earnings	$ 523.5	$ 490.9	$ 869.1	$ 819.5
Per share-
Basic	$ .52	$ .48	$ .86	$ .80
Diluted	$ .51	$ .48	$ .85	$ .80

Dividends declared	$ .065	$ .0525	$ .13	$ .105

Average shares outstanding	1,010.7	1,021.6	1,011.7	1,022.3
Dilutive effect of stock options	9.3	8.0	9.4	7.4
Average shares outstanding assuming dilution	1,020.0	1,029.6	1,021.1	1,029.7

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(Dollars in Millions)

	February 28,	February 28,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$ 578.8	$ 453.1
Short-term investments - available for sale	646.0	994.1
Accounts receivable, net	1,848.2	1,483.0
Inventories	5,616.0	5,159.9
Other current assets	220.7	176.1
Total Current Assets	8,909.7	8,266.2
Property and Equipment, at cost, less
accumulated depreciation and amortization	6,501.4	5,780.3
Other Non-Current Assets	228.0	127.5
Total Assets	$ 15,639.1	$ 14,174.0

Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$ 3,270.2	$ 2,811.4
Accrued expenses and other liabilities	1,506.2	1,291.5
Income taxes	193.2	203.9
Total Current Liabilities	4,969.6	4,306.8
Non-Current Liabilities:
Deferred income taxes	171.2	264.7
Other non-current liabilities	1,045.2	937.3
Total Non-Current Liabilities	1,216.4	1,202.0

Shareholders' Equity	9,453.1	8,665.2

Total Liabilities & Shareholders' Equity	$ 15,639.1	$ 14,174.0

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollars in Millions)

	Six Months Ended
	February 28,	February 28,
	2006	2005

Net cash provided by operating activities	$ 1,266.3	$ 586.9

Cash flows from investing activities:
Purchases of short-term investments-available for sale	(4,018.0)	(5,080.2)
Proceeds from sale of short-term investments-available for sale	3,874.2	5,346.0
Additions to property and equipment	(601.2)	(568.4)
Dispositions of property and equipment	2.4	1.8
Business acquisitions, net of cash received	(131.3)	0.0
Net cash used for investing activities	(873.9)	(300.8)

Cash flows from financing activities:
Stock purchases	(344.7)	(284.5)
Proceeds related to employee stock plans	98.4	91.8
Cash dividends paid	(131.7)	(107.5)
Other	(12.4)	23.2
Net cash used for financing activities	(390.4)	(277.0)

Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	2.0	9.1
Cash and cash equivalents at beginning of year	576.8	444.0
Cash and cash equivalents at end of period	$ 578.8	$ 453.1

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